EXHIBIT 10.1

Amendment to the
Broadridge Financial Solutions, Inc.
2007 Omnibus Award Plan
(Amended and Restated Effective November 14, 2013)
The Broadridge Financial Solutions, Inc. 2007 Omnibus Award Plan (Amended and Restated Effective November 14, 2013) (the “Plan”) is amended, effective February 6, 2018, as provided below:
1.The following sentence is inserted immediately following the second sentence of Section 5(b) of the Plan:
“Notwithstanding the preceding sentence, in the case of shares of Stock withheld to satisfy tax-withholding obligations, the number of shares of Stock added back to the maximum aggregate share limit shall not exceed the number of such Shares withheld to satisfy the minimum required withholding liability in respect of the applicable Award.”
2.Section 12(d)(ii) of the Plan is deleted and the following is inserted in its place:
“(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the income tax withholding and payroll tax liability in respect of an Award by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability (but not in excess of the liability determined at the maximum individual tax rate applicable in the relevant jurisdiction).”